Roger C. Gaston – Page 1

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920 USA

April 10, 2006

Mr. Roger C. Gaston
199 West End Avenue
Ridgewood, NJ 07450

Dear Roger,

It gives me great pleasure to offer you an Executive Council position in Avaya Inc. In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Assumption of Duties: Effective on or about May 1st, you will assume the role of Senior Vice President, Human Resources, reporting to me. Your office will be located at 211 Mount Airy Road, Basking Ridge, NJ 07920.

Compensation Components: Avaya’s fiscal year begins October 1 and ends
September 30. During the 2006 fiscal year, your compensation will consist of three components: base salary, incentive awards under the Short Term Incentive Plan (“STIP”), and equity awards under the Long Term Incentive Plan (“LTIP”). These components are described below.

Base Salary: Your initial annual base salary will be $350,000, paid monthly. Based on a May 1st date of hire, you would receive your first paycheck at the end of May and thereafter at the end of each month.

Short Term Incentive Plan: At the end of the fiscal year you will be eligible for a discretionary cash bonus payout under the STIP based on your own performance as well as the Company’s. Your annual target bonus opportunity under the STIP will be 70% of your base salary (i.e. 70% x $350,000 = $245,000). As you will be joining us after the beginning of the 2006 fiscal year, your awards will be prorated to reflect your actual service during the fiscal year.

Long Term Incentive Plan: You may be eligible to periodically receive annual equity awards under the Company’s Long Term Incentive Plan (LTIP). As with the Short Term Incentive Plan, awards under the LTIP are closely linked with performance and with Avaya’s strategy to meet the challenges of an ever-changing marketplace. Therefore, Avaya cannot guarantee continuation of the LTIP in its

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current format, nor can it guarantee annual grants or levels to individual participants.

Hiring Incentive: In order to encourage you to join Avaya, I will ask the Board of Directors to provide you with the following:

•
An option to purchase 100,000 shares of Avaya Common Stock. The term of the option is seven years with a vesting period of three years resulting in 1/3 of the shares becoming exercisable on each of the first, second and third anniversaries of the Grant Date, subject to your continued employment through each vesting date. The grant price will be the average of the high and low price of Avaya stock as reported on the New York Stock Exchange on the date of the grant. It is expected that grants will be made within one month of your hire date. The specific terms of your stock options are contained in the Avaya Inc. 2004 Long Term Incentive Plan (LTIP) and in your individual Stock Option Agreement, which exclusively control your stock options and supersede any other written or oral representations concerning your options, including this letter. You will receive a copy of the Plan, Prospectus and Agreement after the Board of Directors has approved your grant.

•
A Restricted Stock Unit (“RSU”) grant for 47,500 shares of Avaya Common Stock. The RSU grant shall vest and become nonforfeitable as follows: ½ on the third anniversary of the grant date and ½ on the fourth anniversary of the grant date, subject to your continued employment through each vesting date. It is expected that grants will be made within one month of your hire date. The specific terms of your Restricted Stock Units are contained in the Avaya Inc. 2004 Long Term Incentive plan and in your individual Restricted Stock Unit Award Agreement, which exclusively control your RSU award and supersede any other written or oral representations concerning your grant, including this letter. You will receive an agreement after the Board of Direyctors has approved your grant.

•	In addition, Avaya will pay you a cash sign on bonus in the amount of $75,000, less applicable taxes, which is payable within 45 days of hire.

Amounts payable under this Hiring Incentive provision will not be included as eligible earnings for the purpose of any benefit plan.

Employee Benefit Plans: Attachment A is a summary of benefits available to you under Avaya’s Executive and general employee benefit plans. For most plans, you will be covered immediately from date of hire. A Benefits Consultant will personally meet with you to review Avaya’s benefit plans.

Confidentiality of Agreement: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms or existence of this letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your family, legal and/or financial counselor and as otherwise required by law.

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Contingency of Offer: This offer of employment is contingent upon the successful completion of reference checks, a background check and a mandatory drug screen. A positive drug screen will automatically result in rescission of this offer.

Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.

For purposes of the Executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

Proprietary Information: By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to any of your previous employers will be disclosed or used by you at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by you or brought with you to Avaya other than those items explicitly permitted by your previous employers, and (2) you have brought to Avaya’s attention and provided it with a copy of any agreement which may impact your future employment at Avaya, including non-disclosure, non-competition, non-solicitation, invention assignment agreements or agreements containing future work restrictions, and that you certify that you have no restrictions under any agreement of this type that would impact this assignment at Avaya.

Post Employment Responsibilities and Non-Solicitation: Your signature on this offer letter will also show you understand and agree that while employed in your position at Avaya you will have access to highly confidential and proprietary Company information and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of Proprietary Information would cause irreparable injury to Avaya; and it is essential to the protection of Avaya’s good will and to the maintenance of Avaya’s competitive position that Proprietary Information be kept secret and that you not disclose Proprietary Information to others or use any Proprietary Information to your own advantage or the advantage of any third parties. For purposes of this letter, the term “Proprietary Information” shall include any and all information, in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means, relating to Avaya’s technology; techniques; processes; tools; research and development; market research, data and strategy; and, information relating to sales, pricing and customers, including customer-specific sales information, pricing policies and strategies

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You further recognize and acknowledge that it is vital for the proper protection of Avaya’s legitimate interests that during the term of your Avaya employment and for a period of one (1) year from the termination of your Avaya employment you may not directly or indirectly (i) solicit, induce, or attempt to induce employees of Avaya or any affiliate of Avaya to terminate their employment with, or otherwise cease their relationship with, Avaya or any affiliate company; or (ii) solicit, induce, hire or attempt to solicit, induce or hire any employee of Avaya to work or provide services to any third party; or (iii) solicit to divert or take away or attempt to divert or to take away, the business or patronage of any of Avaya’s clients, customers or accounts, or prospective clients, customers or accounts.

You further agree that if you violate the terms of the immediately preceding two paragraphs of this offer letter, you may cause harm or injury to Avaya which may not be calculable or remedial by way of monetary damages, you understand and acknowledge that Avaya may initiate an action at law or in equity to prevent you from engaging in any conduct which is in violation of the immediately preceding paragraph of this offer letter, including seeking injunctive relief against you. Of course nothing in this offer letter shall prohibit Avaya from seeking monetary damages, including costs and reasonable attorneys’ fees, as a result of your violation.

If any restriction set forth in this Section is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

You understand and agree that the restrictions contained in this Section are necessary for the protection of the business and goodwill of Avaya and are expressly considered by you to be reasonable for such purpose.

There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan, program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by Monday, April 17, 2006 in the space

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provided below. Also, in order to expedite the background check process, please complete the attached Background Verification Procedure forms. If you have access to a fax machine, please fax the signed letter and completed forms to Josephine Ferdinandi of our Executive Staffing Group at 908-953-3299 (private fax), and mail the original executed copies in the attached envelope.

Roger, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me or Josephine Ferdinandi on (908) 953-6624.

Sincerely,

_/s/ Don Peterson_____________
Don Peterson
Chairman & CEO

___/s/ Roger C. Gaston_________ _____4/16/06_______
Acknowledged and Agreed to: Date
Roger C. Gaston

Attachments